Exhibit 99.1

Milestone Pharmaceuticals Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Update on the Commercial Launch of CARDAMYST™ (etripamil) Nasal Spray for the Treatment of PSVT

•	FDA approval of CARDAMYST represents first new option in 30 years for the more than two million patients with PSVT

•	Participants using CARDAMYST in clinical studies were 2x more likely to convert symptomatic PSVT to sinus rhythm and did so more than 3x faster compared with placebo

•	CARDAMYST launch execution on track with positive initial engagement in the product from healthcare providers and payers

•	$200 million pro forma cash supports strong launch and operating runway into late 2027; includes $106 million of cash at year-end and net proceeds from subsequent financing activities[1]

•	Company to host investor call and webcast at 8:30am ET today

MONTREAL and CHARLOTTE, N.C., March 20, 2026 (GLOBE NEWSWIRE) -- Milestone® Pharmaceuticals Inc. (Nasdaq: MIST), a biopharmaceutical company focused on the development and commercialization of innovative cardiovascular medicines, today reported financial results for the fourth quarter and full year ending December 31, 2025, and provided corporate and regulatory updates. The main drivers of the fourth quarter and full year 2025 activities include the U.S. Food and Drug Administration (FDA) approval of CARDAMYST™ (etripamil) nasal spray for the conversion of acute symptomatic episodes of paroxysmal supraventricular tachycardia (PSVT) to sinus rhythm in adults and product launch during this transformational year.

“We are excited to see that our commercial launch of CARDAMYST and the initial engagement with providers, patients and payers is tracking or exceeding our pre-launch expectations,” said Joseph Oliveto, President and Chief Executive Officer of Milestone Pharmaceuticals. “Our national sales force was fully deployed within eight weeks of our mid-December approval. Feedback from prescribers supports our belief that there is meaningful demand for a convenient, self-administered option to treat episodes of PSVT, and patient reactions to having CARDAMYST in hand is inspiring.”

Launch Progress for CARDAMYST

•	CARDAMYST nasal spray was approved by the FDA on December 12, 2025. The FDA approval marks the first time that more than two million Americans with PSVT have a rapid-acting treatment option they can self-administer outside the emergency department or other healthcare setting.

•	CARDAMYST became broadly available through retail pharmacies in the United States in late January 2026.

•	National sales force deployed with promotional launch initiated in mid-February. The sales force, consisting of approximately 60 sales representatives, is engaging primarily with cardiologists, electrophysiologists and advanced practice providers in the office-based setting.

•	Initial prescription status. Early prescription fills support underlying demand and the effectiveness of our investments in reimbursement support ahead of coverage by payers. Most of the prescriptions filled to date are new patient starts and have been written by providers who are targeted by our sales force. As we accumulate a critical mass of data, future quarterly announcements are expected to report figures on prescriptions and prescribers, including total prescriptions, unique prescribers and new patient starts.

•	Marketing authorization application (MAA) for etripamil nasal spray in PSVT accepted by the European Medicines Agency (EMA). The MAA incorporates the global clinical data package that supported the FDA approval of etripamil for the treatment of PSVT. A European decision on approval is expected by the first half of 2027. TACHYMIST™ is the conditionally approved brand name for etripamil nasal spray in Europe.

Presentation of CARDAMYST at the American College of Cardiology (ACC) Scientific Session

•	A poster “Minimal Blood Pressure Effects of Intranasal Etripamil for PSVT” will be presented at the ACC Annual Scientific Session, March 30, in New Orleans. The poster summarizes analysis of mean heart rate and blood pressure changes measured during clinical trials of CARDAMYST. The results demonstrate minimal blood pressure reduction during test dose and rare symptoms of hypotension or syncope, supporting the potential safe, self-administration of CARDAMYST for PSVT treatment.

•	ACC Scientific Session to serve as a major launch event for the cardiology community. The meeting will provide an opportunity to highlight CARDAMYST’s clinical profile and engage prescribing physicians as commercial activities accelerate.

Etripamil for Patients with Atrial Fibrillation with Rapid Ventricular Rate (AFib-RVR)

•	Phase 3 program in AFib-RVR planned. The Company has developed a Phase 3 registrational program (incorporating the FDA’s guidance) to evaluate self-administered etripamil as a potential treatment for patients with AFib-RVR. The Company intends to follow the supplemental New Drug Application (sNDA) regulatory approval pathway and expects to leverage the initial PSVT indication along with the results from the planned single Phase 3 study.

Subsequent Financing Activities

•	$75 million payment received under the Purchase and Sale Agreement (as amended, the Royalty Purchase Agreement) with RTW. Milestone received a $75 million payment from RTW Royalty I DAC, an affiliate of RTW Investments, LP (RTW), on January 12, 2026, in connection with the FDA approval of CARDAMYST. Milestone and RTW entered into the Royalty Purchase Agreement in 2023 (amended in July 2025) providing RTW with the right to receive tiered quarterly royalty payments, or “royalty interest,” on the annual net product sales of CARDAMYST in the United States.

•	$19 million in net proceeds from ATM sales and Series A Warrant exercises. Milestone sold 5,526,590 shares through the Open Market Sale AgreementSM with Jeffries LLC for net proceeds of $10.9 million, after deducting sales agent commissions payable by the Company of $0.3 million. In addition, 5,666,666 Series A Warrants were exercised for net proceeds of $8.0 million, after deducting underwriting commissions payable by the Company of $0.5 million.

Corporate Updates

•	David Sandoval appointed as General Counsel and Chief Compliance Officer. Milestone announced the appointment of David Sandoval as General Counsel and Chief Compliance Officer on February 10, 2026. Mr. Sandoval brings more than 15 years of experience leading legal and compliance functions across the life sciences sector, with a particular focus on late-stage development, regulatory approval and first-product commercialization.

Fourth Quarter and Full Year 2025 Financial Results

•	As of December 31, 2025, Milestone had cash, cash equivalents, and short-term investments of $106.0 million, compared to $69.7 million on December 31, 2024.

•	There was $1.5 million of revenue recorded for the fourth quarter or full year ended December 31, 2025. The current year revenue was the result of a milestone pursuant to the Company’s License and Collaboration Agreement with Corxel Pharmaceuticals due upon the successful NDA approval by the FDA in the U.S. of CARDAMYST for the treatment of PSVT.

•	Research and development expense for the fourth quarter of 2025 was $5.5 million, compared with $3.9 million for the prior year period. For the full year ended December 31, 2025, research and development expense was $18.1 million, compared with $14.4 million for the prior year. The increase was primarily due to higher consulting and outside service costs, which were partially offset by lower personnel-related costs.

•	General and administrative expense for the fourth quarter of 2025 was $5.1 million, compared with $4.0 million for the prior year period. For the full year ended December 31, 2025, general and administrative expense was $17.3 million, compared with $16.7 million for the prior year. This increase was driven primarily by an increase in outside service costs and higher personnel costs.

•	Commercial expense for the fourth quarter of 2025 was $8.2 million, compared with $4.4 million for the prior year period. For the full year ended December 31, 2025, commercial expense was $28.3 million, compared with $11.0 million for the prior year. This increase is primarily a result of additional personnel costs, professional costs and other operational expenses related to preparation for the launch of CARDAMYST.

•	For the fourth quarter of 2025, net loss was $17.4 million or $0.16 per share, compared to a net loss of $12.4 million or $0.19 per share for the prior year period. For the full year ended December 31, 2025, Milestone's net loss was $63.1 million or $0.75 per share, compared to a net loss of $41.5 million or $0.67 per share for the prior year.

For further details on the Company’s financials, refer to the Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 20, 2026.

Conference Call and Webcast Details

Conference Dial-in:	1-877-407-0792
International Dial-in:	1-201-689-8263
Conference ID:	13759195
Webcast link:	click here

Call me™: Participants can use Guest dial-in numbers above and be answered by an operator OR click the Call me™ link for instant telephone access to the event. The Call me™ link will be made active 15 minutes prior to scheduled start time.

A replay of the audio webcast of the call will be available under the “Investors and Media” section of Milestone's corporate website, www.milestonepharma.com.

About CARDAMYST

CARDAMYST™ (etripamil) nasal spray is approved by the U.S. Food and Drug Administration (FDA) for the conversion of acute symptomatic episodes of paroxysmal supraventricular tachycardia (PSVT) to sinus rhythm in adults. It is a novel calcium channel blocker nasal spray designed as a self-administered rapid response therapy for patients, thereby bypassing the need for immediate medical oversight. The product is intended to provide health care providers with a new treatment option to enable on-demand care and patient self-management. This portable treatment may provide patients with active management and a greater sense of control over their condition. CARDAMYST is well studied with a robust clinical trial program that includes a completed Phase 3 clinical-stage program for the treatment of PSVT. Currently, etripamil is in Phase 2 development for treatment of PSVT in pediatric patients and Phase 3 development for control of acute atrial fibrillation with rapid ventricular rate (AFib-RVR) in adults. For more information, please visit CARDAMYST.com.

Indication

CARDAMYST is indicated for the conversion of acute symptomatic episodes of paroxysmal supraventricular tachycardia (PSVT) to sinus rhythm in adults.

IMPORTANT SAFETY INFORMATION FOR CARDAMYST (etripamil)

What is CARDAMYST?

CARDAMYST is a prescription medicine used to help restore normal sinus heart rhythm in adults who have symptoms of sudden episodes of fast heartbeat called paroxysmal supraventricular tachycardia (PSVT).

It is not known if CARDAMYST is safe and effective in children.

Do not use CARDAMYST if you:

•	are allergic to CARDAMYST or any of its ingredients. See the Patient Information for a complete list of ingredients in CARDAMYST.

•	have limitations in activities due to heart failure (moderate to severe heart failure).

•	have Wolff-Parkinson-White (WPW) syndrome, Lown-Ganong-Levine syndrome, or an abnormal heart rhythm pattern called pre-excitation (delta wave) on an electrocardiogram (ECG).

•	have sick sinus syndrome without a permanent pacemaker.

•	have second degree or higher atrioventricular (AV) block.

Before using CARDAMYST, tell your healthcare provider about all of your medical conditions, including if you:

•	have a history of fainting.

•	have low blood pressure.

•	are pregnant or plan to become pregnant. It is not known if CARDAMYST will harm your unborn baby.

•	are breastfeeding or plan to breastfeed. It is not known if CARDAMYST passes into your breast milk. You should stop breastfeeding for 12 hours after treatment with CARDAMYST. During this time, pump and throw away your breast milk. Talk to your healthcare provider about the best way to feed your baby after using CARDAMYST.

Tell your healthcare provider about all the medicines you take, including prescription and over-the-counter medicines, vitamins, and herbal supplements.

What are the possible side effects of CARDAMYST?

CARDAMYST may cause serious side effects, including:

•	Fainting due to CARDAMYST effects on blood pressure, heart rate, and electrical activity of the heart. CARDAMYST may cause dizziness and fainting, especially in people with a history of fainting and certain heart problems, or people with a history of fainting during an episode of PSVT. Use CARDAMYST while sitting in a safe area where you will not fall if you become dizzy or lightheaded. Lie down if you feel dizzy or lightheaded after using CARDAMYST. If fainting occurs after using CARDAMYST, caregivers should place you on your back and seek medical help.

The most common side effects of CARDAMYST include:

• nasal discomfort • nasal congestion • runny nose	• throat irritation • nosebleed

These are not all of the possible side effects for CARDAMYST. Call your doctor for medical advice about side effects. You may report side effects to FDA at 1-800-FDA-1088.

Please see the full Prescribing Information https://milestonepharma.com/etripamilprescribinginformation.pdf for CARDAMYST.

About Milestone Pharmaceuticals

Milestone Pharmaceuticals Inc. (Nasdaq: MIST) is an emerging commercial-stage biopharmaceutical company advancing innovative cardiovascular medicines to benefit people living with certain heart conditions. Milestone’s lead product is CARDAMYST™ (etripamil) nasal spray, a novel calcium channel blocker, which is FDA approved for the conversion of acute symptomatic episodes of paroxysmal supraventricular tachycardia (PSVT) to sinus rhythm in adults. Etripamil is also in development for the control of symptomatic episodic attacks associated with AFib-RVR.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “continue,” “could,” “demonstrate,” “designed,” “develop,” “estimate,” “expect,” “may,” “pending,” “plan,” “potential,” “progress,” “will”, “intend” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Milestone’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements regarding: Milestone’s expectations regarding the promotional launch and commercialization of CARDAMYST; expectations in regards to etripamil’s efficacy; Milestone’s ability to scale its operations, build the infrastructure to support long-term growth, and drive value creation for shareholders; Milestone’s expectations related to the reporting of prescription data and insurance coverage for CARDAMYST; the timing and outcomes of future interactions with U.S. and foreign regulatory bodies, including the FDA and EMA; Milestone’s plans to commence and timing of a Phase 3 study in AFib-RVR; Milestone’s anticipated cash runway; and other statements not related to historical facts. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, whether Milestone’s future interactions with the EMA will have satisfactory outcomes; whether and when, if at all, Milestone’s MMA for etripamil will be approved by the EMA; uncertainties related to the timing of initiation, enrollment, completion, evaluation and results of Milestone’s clinical trials; risks and uncertainty related to the complexity inherent in cleaning, verifying and analyzing trial data; and whether the clinical trials will validate the safety and efficacy of etripamil for PSVT or other indications, among others, general economic, political, and market conditions, including deteriorating market conditions due to investor concerns regarding inflation, international tariffs, Russian hostilities in Ukraine and ongoing disputes in the Middle East and overall fluctuations in the financial markets in the United States and abroad, risks related to pandemics and public health emergencies, and risks related the sufficiency of Milestone’s capital resources and its ability to raise additional capital in the current economic climate. These and other risks are set forth in Milestone’s filings with the U.S. Securities and Exchange Commission (SEC), including in its annual report on Form 10-K for the year ended December 31, 2025 under the caption “Risk Factors,” as such discussions may be updated from time to time by subsequent filings Milestone may make with the SEC.

Except as required by law, Milestone assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

12025 unaudited pro forma cash, cash equivalents, and short-term investments was prepared by adding $94 million from RTW Royalty Purchase Agreement and subsequent financing activities to audited cash, cash equivalents, and short-term investments as of December 31, 2025, without further adjustment, as if the payment had been made on December 31, 2025.

Contact:

Investor Relations
Kevin Gardner, kgardner@lifesciadvisors.com

Media Relations
Rebecca Novak, rnovak@milestonepharma.com

Milestone Pharmaceuticals Inc.

Consolidated Balance Sheets

(in thousands of US dollars, except share data)

	December 31, 2025	December 31, 2024
Assets

Current assets
Cash and cash equivalents	$73,046	$25,314
Short-term investments	32,914	44,381
License receivable	1,546	—
Research and development tax credits receivable	316	901
Prepaid expenses	1,805	1,840
Inventory, net	648	—
Other receivables	1,646	1,490
Total current assets	111,921	73,926
Operating lease right-of-use assets	1,129	1,376
Property and equipment, net	511	197
Total assets	$113,561	$75,499

Liabilities, and Shareholders' Equity

Current liabilities
Accounts payable and accrued liabilities	$13,289	$7,555
Operating lease liabilities	647	571
Other current liabilities	43	—
Total current liabilities	13,979	8,126
Operating lease liabilities, net of current portion	539	874
Senior secured convertible notes	57,191	53,352
Other long-term liabilities	83	—
Total liabilities	71,792	62,352

Shareholders’ Equity
Common shares, no par value, unlimited shares authorized, 106,236,344 shares issued and outstanding as of December 31, 2025, 53,353,984 shares issued and outstanding as of December 31, 2024	352,619	288,048
Pre-funded warrants - 16,412,925 issued and outstanding as of December 31, 2025 and 12,910,590 as of December 31, 2024	55,649	53,076
Additional paid-in capital	64,104	39,568
Accumulated deficit	(430,603)	(367,545)

Total shareholders’ equity	41,769	13,147

Total liabilities and shareholders’ equity	$113,561	$75,499

Milestone Pharmaceuticals Inc.

Consolidated Statements of Loss

(in thousands of US dollars, except share and per share data)

	Years Ended
	December 31,
	2025	2024
Revenue	$1,546	$—

Operating expenses
Research and development, net of tax credits	$18,108	$14,357
General and administrative	17,274	16,742
Commercial	28,304	11,003

Loss from operations	(62,140)	(42,102)

Interest income	2,920	4,164
Interest expense	(3,838)	(3,581)

Net loss and comprehensive loss	$(63,058)	$(41,519)

Weighted average number of shares and pre-funded warrants outstanding, basic and diluted	83,882,800	62,210,702

Net loss per share, basic and diluted	$(0.75)	$(0.67)